For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES APPROVAL OF
ADDITIONAL $20 MILLION SHARE REPURCHASE AUTHORIZATION;
CONFIRMS NO SUBPRIME MORTGAGE EXPOSURE
East Lansing, Mich. (August 16, 2007) American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that its Board of Directors authorized an additional $20 million to repurchase its common shares under management’s discretion in the open market or in privately negotiated transactions during its normal trading windows.
The Company currently has the following outstanding share repurchase authorizations:

Date Approved	Type of	Amount	Amount
By Board	Repurchase Plan	Authorized	Remaining (2)
		(In thousands)
October 27,2006	Rule 10b5-1	$30,000	$23,970
May 22, 2007	Discretionary (1)	$15,000	$6,706
August 16, 2007	Discretionary (1)	$20,000	$20,000

		$65,000	$50,676

(1)	All shares will be repurchased under management’s discretion in the open market or in privately negotiated transactions during the Company’s normal trading windows.

(2)	As of August 15, 2007.
The Company will deplete the May 22, 2007 authorization before commencing the new $20 million authorization.
Since June 30, 2007, the Company has repurchased, under both its Rule 10b5-1 and discretionary authorizations, a total of 407,300 shares at an average price per share of $36.77. Year to date, the Company has repurchased a total of 896,500 shares at an average price per share of $37.36.
Investment Portfolio
The Company does not have any subprime mortgage exposure in its investment portfolio. At June 30, 2007, the majority of the Company’s investment portfolio was invested in fixed-income securities. The fixed-income securities consisted primarily of U.S. government and agency bonds, high-quality corporate bonds, government agency mortgage-backed securities and tax-exempt U.S. municipal bonds. The weighted average credit quality of the Company’s fixed-income security portfolio on the Standard and Poor’s credit rating scale was AA+ at June 30, 2007.

Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning expected commencement of repurchases under the 10b5-1 plan and the continuance of repurchase transactions during both future blackout periods and normal trading windows. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.
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